 EXHIBIT 99.1

Crucial Innovations Corp. Appoints Rory Bowen to its Board of Directors

Seasoned finance and innovation executive brings global strategy and governance expertise to support CINV’s mission of advancing medicinal cannabis accessibility across the UK and Europe

LONDON (Nov. 18, 2025) — Crucial Innovations Corp., a pioneering medical cannabis company, announced the appointment of Rory Bowen to its Board of Directors, effective immediately.

Mr. Bowen is a seasoned executive, investor and strategist with extensive experience spanning finance, technology and global innovation. He currently serves as Chief of Staff at Hermitage Holdings, a global investment company; Principal and Founder of Circus Capital; Principal at Outsize Capital; and Non-Executive Director at Kadoma Mining PLC.

With a proven track record of driving strategic growth and organizational transformation, Mr. Bowen brings multidisciplinary expertise in corporate finance, capital markets and governance. He has worked alongside CEOs, boards and senior leadership teams to implement high-impact operational frameworks that balance innovation with disciplined execution.

“Rory’s appointment reflects our commitment to bringing visionary, globally minded leaders onto our Board,” said Crucial Innovations Corp. CEO JP Doran. “His deep understanding of capital markets, strategic partnerships and international business development will strengthen CINV’s mission to advance the accessibility and integrity of cannabis-based medicines across the UK and Europe.”

Adding Rory to the Board as an independent director is reflective of the Company’s intention to meet Nasdaq’s corporate governance standards by having a majority of independent directors on the Board.

Mr. Bowen began his career in financial markets with Moneycorp and Compagnie Financière Tradition (Tradition UK), before transitioning into strategic leadership at FinTech Alliance, an organization established in partnership with the UK Department for International Trade. There, he helped shape the UK’s national FinTech growth and investment agenda, representing the British Government on international trade missions and engaging with global policymakers.

His subsequent leadership roles across Europe, Africa and the Middle East have provided him with deep cross-cultural insight into emerging markets, M&A strategy and regulatory navigation—skills that will contribute significantly to CINV’s evolving international footprint.

“Crucial Innovations is setting new standards for the cultivation and delivery of cannabis-based products for medicinal use,” said Bowen. “I am honoured to join the Board at this pivotal moment and look forward to supporting the company’s mission to deliver safe, effective and ethically produced Cannabis-Based Products for Medicinal Use (CBPMs) through a truly global seed-to-heal model.”

About Crucial Innovations Corp. (CINV)
Crucial Innovations Corp. (OTC: CINV) is a pioneering medical cannabis company. With a fully licensed network of esteemed cultivators, CINV delivers carefully curated cannabis to the medicinal market in the UK and Europe through its vertically integrated seed-to-sale process. At CINV, we are establishing a new standard for cultivating high-quality cannabis-based products for medicinal use (CBPMs), ensuring consistency, safety, and accessibility across the global supply chain. For more information, please visit www.cinvcorp.com.

Media Contact:
cinv@kcsa.com